Two Harbors Investment Corp. Announces Conversion Rate Adjustment for its Convertible Senior Notes Due 2022 New York, June 28, 2017 – Two Harbors Investment Corp. (NYSE: TWO) today announced an adjustment to the conversion rate for the company’s 6.25% convertible senior notes due 2022 (the “Notes”). This conversion rate adjustment is being made pursuant to the supplemental indenture governing the Notes as a result of the company’s previously announced second quarter 2017 common stock cash dividend of $0.26 per common share. Effective immediately after the close of business on June 30, 2017, the new conversion rate for the Notes will be 100.3065 shares of common stock per $1,000 principal amount of the Notes. Currently, the conversion rate for the Notes is 100.1049 shares of common stock per $1,000 principal amount of the Notes. Notice of the conversion rate adjustment was delivered to holders of the Notes and Bank of New York Mellon Trust Company, N.A., as trustee, in accordance with the terms of the supplemental indenture governing the Notes. This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s plans, estimates and beliefs and involve risks and uncertainties that could cause actual results to differ materially from expected results. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Two Harbors Investment Corp. undertakes no obligation to update or revision such forward-looking statements. Two Harbors Investment Corp. Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, mortgage servicing rights, commercial real estate and other financial assets. Two Harbors is headquartered in New York, New York, and is externally managed and advised by PRCM Advisers LLC, a wholly owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com. Additional Information Stockholders of Two Harbors and other interested persons may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 590 Madison Avenue, 36th floor, New York, NY 10022, telephone 612-629-2500. Contact Investors: Tim Perrott, Senior Director of Investor Relations, Two Harbors Investment Corp., 612-629- 2514, tim.perrott@twoharborsinvestment.com.